Exhibit 10.1

Nortel 2005 Stock Incentive Plan

     Section 1. Purpose of the Plan. The purpose of the Plan is to promote the long-term success of the Company by providing equity-based incentive awards to eligible employees. The Plan is designed to provide eligible employees a proprietary interest in Nortel and thereby encourage such employees to perform the duties of their employment to the best of their abilities and to devote their business time and efforts to further the growth and development of the Company. The Plan is also intended to assist the Company in attracting and retaining individuals with superior experience and ability.

     Section 2. Definitions. For purposes of the Plan, the following terms shall have the meaning set forth below:

          (a) “Award” shall mean an award of Options, Stock Appreciation Rights, Restricted Stock Units or Performance Stock Units granted to a Participant under the Plan.

          (b) “Base Price” shall mean the base dollar amount used to calculate the amount, if any, payable to a Participant with respect to a Share subject to a Stand-Alone SAR upon exercise thereof, which base dollar amount shall not be less than 100 percent of the Market Value of a Share on the Effective Date of the grant of the Stand-Alone SAR, subject to adjustment pursuant to Section 11.

          (c) “Board of Directors” shall mean the Board of Directors of Nortel.

          (d) “Canadian Award” shall mean an Award pursuant to which, as applicable, (i) in the case of Options (including any Tandem SARs), the Subscription Price is stated and payable in Canadian dollars (and, in the case of any Tandem SARs, any cash amount payable in settlement thereof shall be paid in Canadian dollars), (ii) in the case of Stand-Alone SARs, the Base Price is stated in Canadian dollars and any cash amount payable in settlement thereof shall be paid in Canadian dollars or (iii) in the case of Restricted Stock Units or Performance Stock Units, any cash amount payable in settlement thereof shall be paid in Canadian dollars.

          (e) “Cause” shall mean a Participant’s Termination, (i) for just cause or cause under applicable law or (ii) following his or her (A) willful breach or neglect of the duties of his or her employment; (B) failure or refusal to perform such duties after demand for performance or to comply with the Company’s rules, policies and practices, (C) dishonesty, (D) insubordination, (E) gross, serious or repeated misconduct, (F) conduct endangering, or likely to endanger, the health or safety of another employee, (G) conviction of a crime constituting a felony or other indictable offense, (H) serious breach of his or her contract of employment, where applicable, (I) gross incompetence, or (J) bringing the Company into disrepute; except that if, at the time of such Termination, (1) the Participant is covered by any severance, termination or similar plan or policy maintained by the Company that employs the Participant, the term “cause” shall have the meaning, if any, assigned thereto under such plan or policy or if there is no such definition of cause, the term “cause” shall mean the Participant’s Termination under circumstances in which the Participant is not entitled to receive notice of termination or compensation in lieu of notice under such plan or policy or (2) the Participant is party to an employment, severance, retention, or similar contract or agreement with the Company that employs the Participant and that contains a definition of the term “cause” or a similar term, the term “cause” shall have the meaning, if any, assigned thereto (or to such similar term) in such contract or agreement.

          (f) “CBCA” shall mean the Canada Business Corporations Act, R.S.C. 1985, c-C-44, as amended.

          (g) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

          (h) “Committee” shall mean the Joint Leadership Resources Committee of the Board of Directors and the Board of Directors of Nortel Networks Limited, described in Section 3 hereof, or such other committee or joint committee as may be designated by the Board of Directors and, if applicable, the Board of Directors of Nortel Networks Limited from time to time to administer the Plan that meets the requirements of Section 3 hereof.

          (i) “Company” shall mean, collectively, Nortel and its direct and indirect Subsidiaries, or any such Subsidiary individually, as the context requires.

          (j) “Control” shall mean, with respect to any Person, the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          (k) “Effective Date” shall mean the date as of which an Award shall take effect, provided that the Effective Date shall not be a date prior to the date the Committee determines an Award shall be made and, unless otherwise specified by the Committee, the Effective Date will be the date the Committee determines an Award shall be made.

          (l) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

          (m) “Extension Period” shall mean, with respect to a Participant whose employment Terminates due to a Qualifying Termination Without Cause, the period beginning on such Participant’s Date of Termination and, unless determined otherwise by the Committee, ending on the earlier of (x) the twenty-four month anniversary of the Participant’s Date of Termination and (y) the date determined in accordance with the following:

(i)	in the case of a Participant who receives severance or other termination compensation pursuant to the terms of an individual agreement entered into by such Participant and the Company that employs the Participant or pursuant to the terms of any plan, policy or practice of such Company, the last day of the period under (x) or (y), as determined by the Committee: (x) the period used to calculate the portion of the severance or other termination amount payable to the Participant under such agreement, plan, policy or practice on the basis of his or her base salary rate or (y) a period of calendar weeks equal to (A) the severance or other termination amount payable to the Participant under such agreement, plan, policy or practice, divided by (B) the Participant’s weekly base salary rate; and

(ii)	in the case of a Participant who is party to a written contract of employment with the Company that employs the Participant that requires the Company to provide the Participant prior notice of such Qualifying Termination Without Cause or pay in lieu thereof (including payment of continued compensation during any period of “garden leave”), other than an individual agreement described in clause (i) above, the last day of any such notice period, in the case of a notice period that ends after the Participant’s Date of Termination, or the last day of the period for which the Participant receives pay in lieu of notice.

          (n) “Incentive Stock Option” shall mean an Option that, on the Effective Date, is intended to qualify and is designated by the Committee in the applicable instrument of grant as an Incentive Stock Option within the meaning of Section 422 of the Code (or any successor provision).

          (o) “Market Value” of a Share shall mean the average of the high and low prices for a board lot of Shares traded in Canadian dollars on the TSX during the relevant day or, if the volume of Shares traded on the composite tape during the relevant day in the United States exceeds the volume of Shares traded on the TSX on such relevant day, the average of the high and low prices for a board lot of Shares traded in U.S. dollars on the NYSE during the relevant day. The Market Value so determined may be in Canadian dollars or in U.S. dollars. As a result, the Market Value of a Share covered by a Canadian Award shall be either (a) such Market Value as determined above, if in Canadian dollars, or (b) such Market Value as determined above converted into Canadian dollars at the noon rate of exchange of the Bank of Canada on the relevant day, if in U.S. dollars. Similarly, the Market Value of a Share covered by a U.S. Award shall be either (a) such Market Value as determined above, if in U.S. dollars, or (b) such Market Value as determined above converted into U.S. dollars at the noon rate of exchange of the Bank of Canada on the relevant day, if in Canadian dollars. If on the relevant day there is not a board lot trade in the Shares on each of the TSX and NYSE or there is not a noon rate of exchange of the Bank of Canada, then the Market Value of a Share covered by a Canadian Award and the Market Value of a Share covered by a U.S. Award shall be determined as provided above on the first day immediately preceding the relevant day for which there were such board lot trades in the Shares and a noon rate of exchange. The Market Value of a Share shall be rounded up to the nearest whole cent.

          (p) “Nortel” shall mean Nortel Networks Corporation, a Canadian corporation, or any Successor thereto.

          (q) “NYSE” shall mean the New York Stock Exchange.

          (r) “Option” shall mean an option, granted in accordance with Section 6 hereof, to purchase a Share.

          (s) “Participants” shall mean those individuals to whom Awards have been granted from time to time under the Plan.

          (t) “Performance Criteria” shall mean such financial and/or personal performance criteria as may be determined by the Committee, including any Qualifying

Performance Criteria. Performance Criteria may be applied to either the Company as a whole or to a business unit or single or group of Companies, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified performance period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, provided that the performance period for measurement or achievement of any such Performance Criteria (or incremental element thereof) shall in all events exceed one year.

          (u) “Performance Stock Unit” shall mean a right, granted in accordance with Section 8 hereof, to receive one Share or a cash payment of the Market Value of a Share, as determined by the Committee, that generally becomes Vested, if at all, subject to the attainment of Performance Criteria and satisfaction of such other conditions to Vesting, if any, as may be determined by the Committee.

          (v) “Person” shall mean any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

          (w) “Plan” shall mean this Nortel 2005 Stock Incentive Plan, as set forth herein and as the same may be amended and in effect from time to time.

          (x) “Prior Plan” shall mean the Nortel Networks Corporation 1986 Stock Option Plan As Amended and Restated and/or the Nortel Networks Corporation 2000 Stock Option Plan, individually or collectively, as the context requires.

          (y) “Prior Plan Available Shares” shall mean those Shares that, on January 1, 2006, are authorized for issuance and available for grant of new awards under a Prior Plan (for greater certainty, excluding Unissued Prior Plan Option Shares) .

          (z) “Prior Plan Option” shall mean an option to purchase Shares granted to a participant under a Prior Plan that is outstanding, in whole or part, on January 1, 2006.

          (aa) “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or single or group of Companies, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a period of more than one year, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as determined by the Committee: (i) cash flow, (ii) earnings per share, (iii) earnings before interest, taxes and/or amortization, (iv) return on sales, (v) total shareholder return, (vi) share price performance, (vii) return on capital, (viii) return on assets or net assets, (ix) revenue, (x) income or net income, (xi) operating income or net operating income, (xii) operating profit or net operating profit, (xiii) operating margin or profit margin, (xiv) return on operating revenue, (xv) return on invested capital, (xvi) market segment share, (xvii) product release schedules, (xviii) new product innovation, (xix) product cost reduction, (xx) brand recognition/acceptance, (xxi) product ship targets, or (xxii) customer satisfaction, in any such case, before or after interest and/or taxes. The Committee may appropriately adjust any evaluation of performance under a

Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (I) asset write-downs, (II) litigation or claim judgments or settlements, (III) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (IV) accruals for reorganization and restructuring programs and (V) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the annual report of Nortel to shareholders for the applicable year.

          (bb) “Qualifying Termination Without Cause” shall mean a Participant’s Termination Without Cause if, as a result thereof, the Participant receives severance or other termination compensation, including pay in lieu of notice, from the Company that employs the Participant pursuant to the terms of any individual, written employment, severance or similar agreement entered into by and between the Participant and such Company or any severance or termination plan, policy or practice established and maintained by such Company.

          (cc) “Restricted Stock Unit” shall mean a right, granted in accordance with Section 8 hereof, to receive a Share or a cash payment of the Market Value of a Share, as determined by the Committee, that generally becomes Vested, if at all, based on the Participant’s period of employment with the Company.

          (dd) “Retirement” shall mean a Participant’s Termination (including at the end of a period of long-term disability, if applicable) in accordance with whichever of the following clauses is applicable: (i) a Participant’s Termination after completing a number of full years of service with the Company that, when added to the Participant’s age at his or her Date of Termination, equals 65 or more; provided that the Participant has attained at least age 55 as of his or her Date of Termination, unless determination of the Participant’s eligibility for enhanced rights in respect of an Award on the basis of age (in whole or in part) is not permitted under the laws of any jurisdiction that apply to the Participant, and (ii) in the case of a Participant described in the exception under the foregoing clause (i), the Participant’s Termination (w) after having satisfied all eligibility and other requirements under any special pension arrangement applicable to the Participant to qualify for immediate commencement of retirement benefits in accordance with the provisions of such special pension arrangement, in the case of a Participant who is party to a special pension arrangement with the Company that employs the Participant, (x) after having completed at least ten full years of service with the Company and, in addition, having satisfied all eligibility and other requirements under the pension or retirement plan of the Company that employs the Participant to qualify for immediate commencement of early or normal retirement benefits in accordance with the provisions of such pension or retirement plan, in the case of a Participant employed by a Company that maintains a pension or retirement plan, other than a Participant party to a special pension arrangement subject to clause (w), (y) after having satisfied all eligibility and other requirements under a national or other government sponsored public social security system covering such Participant to qualify for immediate commencement of retirement income payments under such national or other government sponsored system, in the case of a Participant who does not participate in any pension or retirement plan and is not party to any special pension arrangement, as contemplated under the immediately preceding clause (ii)(w) or (ii)(x), or (z) in the case of any other Participant, as determined by the Committee.

          (ee) “Shares” shall mean the common shares without nominal or par value of Nortel and “Share” shall mean one common share without nominal or par value of Nortel, in each such case, subject to adjustment pursuant to Section 11.

          (ff) “Stand-Alone SAR” shall mean a Stock Appreciation Right that is granted on a stand-alone basis.

          (gg) “Stock Appreciation Right” or “SAR” shall mean a right, granted pursuant to Section 7 hereof, representing the right to receive upon the exercise thereof payment, in cash, Shares or any combination thereof, as determined by the Committee, equal to the excess of the Market Value of one Share over the Base Price or Subscription Price, whichever is applicable, on the terms and conditions and calculated in accordance with the provision of Section 7 hereof.

          (hh) “Stock Exchanges” shall mean the NYSE and the TSX.

          (ii) “Subsidiary” shall mean, with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person and each “affiliated body corporate,” within the meaning of Subsection 2(2) of the CBCA, with respect to such first Person.

          (jj) “Subscription Price” shall mean, (i) with respect to an Option, the price payable by a Participant to purchase one Share on exercise of such Option, which shall not be less than 100 percent of the Market Value of a Share on the Effective Date of the grant of the Option covering such Share and (ii) with respect to a Tandem SAR, the Subscription Price applicable to the Option to which the Tandem SAR relates, in each such case, subject to adjustment pursuant to Section 11.

          (kk) “Successor” shall mean, with respect to any Person, a Person that succeeds to the first Person’s assets and liabilities by amalgamation, merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

          (ll) “Tandem SAR” shall mean a Stock Appreciation Right granted in tandem with an Option.

          (mm) “Termination” or “Date of Termination” (or any derivative thereof) shall mean (i) the date of termination of a Participant’s active employment with the Company that employs the Participant (other than in connection with the Participant’s transfer to employment with any other Company), whether such termination is lawful or otherwise, but not including a Participant’s absence from active employment during a period of vacation, temporary illness, authorized leave of absence or short or long-term disability, and (ii) in the case of a Participant who does not return to active employment with the Company immediately following a period of absence due to vacation, temporary illness, authorized leave of absence or short or long-term disability, the last day of such period of absence.

          (nn) “Termination Without Cause” shall mean a Participant’s Termination by the Company that employs the Participant for any reason other than Cause or due to the Participant’s Retirement, other than any such Qualifying Termination Without Cause.

          (oo) “Third Party Trust” shall mean a trust established pursuant to Section 3(c) with an independent, unaffiliated bank or other trust company, as trustee, to hold Shares for delivery from time to time to Participants upon exercise or settlement of Awards, that is established and maintained in accordance with the applicable banking and trust laws of the relevant jurisdiction and the requirements of Stock Exchanges.

          (pp) “TSX” shall mean The Toronto Stock Exchange.

          (qq) “Unissued Prior Plan Option Shares” shall mean those Shares that are subject to the unexercised portion of a Prior Plan Option on January 1, 2006, to the extent such portion of the Prior Plan Option thereafter expires or is forfeited, surrendered, cancelled or otherwise terminated without the issuance or delivery of such Shares, but not including any Shares subject to a Prior Plan Option that are withheld or otherwise not issued or delivered upon exercise of such Prior Plan Option in order to satisfy all or any portion of the holder’s obligation to pay the subscription price and/or withholding amounts related to the exercise of such Prior Plan Option.

          (rr) “Vested” (or any applicable derivative term) shall mean, with respect to an Award, that the applicable conditions with respect to continued employment, passage of time, achievement of Performance Criteria and/or any other conditions established by the Committee have been satisfied or, to the extent permitted under the Plan, waived, whether or not the Participant’s rights with respect to such Award may be conditioned upon prior or subsequent compliance with any confidentiality, non-competition or non-solicitation obligations.

          (ss) “U.S. Award” shall mean an Award pursuant to which, as applicable, (i) in the case of Options (including any Tandem SARs), the Subscription Price is stated and payable in United States dollars (and, in the case of any Tandem SARs, any cash amount payable in settlement thereof shall be paid in United States dollars), (ii) in the case of Stand-Alone SARs, the Base Price is stated in United States dollars and any cash amount payable in settlement thereof shall be paid in United States dollars or (iii) in the case of Restricted Stock Units or Performance Stock Units, any cash amount payable in settlement thereof shall be paid in United States dollars.

     Section 3. Administration

          (a) Composition of Committee. The Committee shall consist of two or more individuals, each of whom qualifies as an independent director, within the meaning of the rules of the Stock Exchanges and other applicable securities legislative and regulatory requirements, and at least two of whom qualify as (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” within the meaning of United States Treasury Regulation Section 1.162-27(e)(3)) under the Code. In addition, the composition of the Committee shall comply with all other applicable securities legislation and rules of the Stock Exchanges and regulatory authorities.

          (b) Powers of the Committee. The Committee shall administer the Plan in accordance with its terms. Subject to and consistent with the terms of the Plan, in addition to any authority of the Committee specified under any other terms of the Plan, the Committee shall have full and complete discretionary authority to:

     (i) interpret the Plan and instruments of grant evidencing Awards;

     (ii) prescribe, amend and rescind such rules and regulations and make all determinations necessary or desirable for the administration and interpretation of the Plan and instruments of grant evidencing Awards;

     (iii) determine those key employees of the Company who may be granted Awards, grant one or more Awards to such employees and approve or authorize the applicable form and terms of the related instrument of grant;

     (iv) determine the terms and conditions of Awards granted to any Participant, including, without limitation, (A) the type, and number of Shares subject to, an Award, including whether the Award shall be a Canadian Award or a U.S. Award, (B) the Subscription Price or Base Price for Shares subject to an Award, if applicable, (C) the conditions to the Vesting of an Award or any portion thereof, including terms relating to lump sum or installment Vesting, the period for achievement of any applicable Performance Criteria as a condition to Vesting and the conditions, if any, upon which Vesting of any Award or portion thereof will be waived or accelerated without any further action by the Committee, (D) the circumstances upon which an Award or any portion thereof shall be forfeited, cancelled or expire, (E) the consequences of a Termination with respect to an Award, (F) the manner of exercise or settlement of the Vested portion of an Award, including whether an Award shall be settled on a current or deferred basis, (G) whether and the terms upon which an Award shall be settled in cash, Shares or a combination thereof and (H) whether and the terms upon which any Shares delivered upon exercise or settlement of an Award must continue to be held by a Participant for any specified period;

     (v) determine whether and the extent to which any Performance Criteria or other conditions applicable to the Vesting of an Award have been satisfied or shall be waived or modified;

     (vi) amend the terms of any instrument of grant or other documents evidencing Awards; and

     (vii) determine whether, and the extent to which, adjustments shall be made pursuant to Section 11 and the terms of any such adjustments.

          (c) Establishment of Third Party Trusts. From time to time, the Committee may direct one or more of the Companies to establish and maintain one or more Third Party Trusts, on such terms and conditions as the Committee shall determine, and to contribute Shares and/or cash for the purchase of Shares thereto, in such amounts as the Committee shall determine; provided that no Third Party Trust shall be established or maintained with respect to a

Participant if the Committee reasonably determines that, as a result thereof, such Participant will be subject to early taxation or any increased amount of tax with respect to his or her Award(s).

          (d) Effects of Committee’s Decision. Any such interpretation, rule, regulation, determination or other act of the Committee shall be made in its sole discretion and shall be conclusively binding upon all Persons.

          (e) Liability Limitation. No member of the Committee or the Board of Directors shall be liable for any action or determination made in good faith pursuant to the Plan or any instrument of grant evidencing any Award granted under the Plan. To the fullest extent permitted by law, the Company shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Committee or is or was a member of the Board of Directors.

          (f) Delegation and Administration. The Committee may, in its discretion, delegate such of its powers, rights and duties under the Plan, in whole or in part, to such committee, Person or Persons as it may determine, from time to time, on terms and conditions as it may determine, except the Committee shall not, and shall not be permitted to, delegate any such powers, rights or duties (i) with respect to the grant, amendment, administration or settlement of any Award of a Participant subject to Section 16 of the Exchange Act or otherwise to the extent delegation is not consistent with the CBCA or the rules of any Stock Exchange or (ii) with respect to the establishment or determination of the achievement of Qualifying Performance Criteria and any such purported delegation or action shall not be given effect. The Committee may also appoint or engage a trustee, custodian or administrator to administer or implement the Plan or any aspect of it, subject to the exception of the immediately preceding sentence hereof.

     Section 4. Shares Subject to the Plan.

          (a) Aggregate Plan Limits. Subject to adjustment pursuant to Section 11, the maximum aggregate number of Shares that may be delivered in connection with Awards granted under the Plan shall not exceed the sum of (i) 122 million Shares, (ii) the number of Prior Plan Available Shares and (iii) the number of Unissued Prior Plan Option Shares. Subject to adjustment pursuant to Section 11, of such aggregate maximum number of Shares, (i) no more than an aggregate of 95 million Shares may be delivered in connection with Awards of Restricted Stock Units and/or Performance Stock Units and (ii) no more than an aggregate of 122 million Shares may be delivered in connection with Awards of Incentive Stock Options. Any adjustment pursuant to Section 11 to the limitation on the number of Shares available for Awards of Incentive Stock Option shall be consistent with the requirements of Section 425 of the Code.

          (b) Tax Code Limits. During any five year period, a Participant may not be granted Awards under the Plan of (i) Options and/or Stock Appreciation Rights covering more than an aggregate of 25 million Shares or (ii) Restricted Stock Units and/or Performance Stock Units with respect to more than an aggregate of 15 million Shares, in each such case, subject to adjustment pursuant to Section 11.

          (c) Certain Additional Limits. The number of Shares issuable to insiders of the Company (as defined in the rules of the TSX for this purpose) under this Plan and all other Company security-based compensation arrangements (also as defined in the rules of the TSX) shall not exceed 10% of the issued and outstanding Shares and the number of Shares issued to insiders within any one year under all Company security-based compensation arrangements shall not exceed 10% of the issued and outstanding Shares.

          (d) Computation of Available Shares. For purposes of computing the total number of Shares available for grant under the Plan, Shares subject to any Award (or any portion thereof) that has expired or is forfeited, surrendered, cancelled or otherwise terminated prior to the issuance or transfer of such Shares and Shares subject to an Award (or any portion thereof) that is settled in cash in lieu of settlement in Shares shall again be available for grant under the Plan. Notwithstanding the foregoing, any Shares subject to an Award that are withheld or otherwise not issued upon exercise of any Option or Stock Appreciation Right or settlement of any Award to satisfy the Participant’s withholding obligations or in payment of any Subscription Price shall reduce the number of Shares available for grant under the limitations set forth in this Section 4.

          (e) Source of Shares. Shares delivered to Participants in connection with the exercise or settlement of Awards may be authorized but unissued Shares, Shares purchased in the open-market or in private transactions or Shares held in one or more Third Party Trusts. From time to time, the Board of Directors shall authorize the issuance, or the purchase of shares on the open market or in private transactions, of such number of Shares as may be necessary to permit Nortel to meet its obligations under the Plan.

     Section 5. Terms of Awards In General

          (a) Instrument of Grant. Each Award granted under the Plan shall be evidenced by an instrument of grant, in such form or forms as the Committee shall approve from time to time, which shall set forth such terms and conditions consistent with the terms of the Plan as the Committee may determine. Each instrument of grant shall set forth, at a minimum, the type and Effective Date of the Award evidenced thereby, the number of Shares subject to such Award, whether the Award is a Canadian Award or a U.S. Award and the applicable Vesting conditions and may specify such other terms and conditions consistent with the terms of the Plan as the Committee shall determine or as shall be required under any other provision of the Plan. References in the Plan to an instrument of grant shall include any supplements or amendments thereto.

          (b) Vesting Conditions. Subject to the terms of the Plan, the Committee shall determine any and all conditions to the Vesting of all and/or any portion of Awards and shall specify the material terms thereof in the applicable instrument of grant on, or as soon as reasonably practicable following, the Effective Date of the Award. Vesting of an Award, or portion thereof, may be conditioned upon passage of time, continued employment, satisfaction of Performance Criteria, or any combination of the foregoing, as determined by the Committee, provided that (i) except in connection with the death of a Participant, such conditions permit all or any portion of any Award to become Vested no earlier than the first anniversary of the Effective Date of the Award, (ii) performance conditions to Vesting of any portion of an Award will be measured over a period greater than one year, (iii) except in connection with the death or Retirement of a Participant, Awards of Restricted Stock Units will not become Vested more rapidly than ratably over the three (3) year period following the Effective Date thereof and (iv) with respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the applicable Performance Criteria shall be a measure based on one or more Qualifying Performance Criteria determined by the Committee on or prior to the Effective Date of such Award or as of any later time permitted under the applicable provisions of Section 162(m) of the Code. Subject to compliance with Section 162(m) of the Code, if applicable, the Committee may modify or supplement any Performance Criteria applicable to the Vesting of an outstanding Award to the extent the Committee deems appropriate to reflect any material change after the Effective Date of the Award in the relevant business operations of the Company or applicable business unit or individual or group of Companies.

          (c) Discretion of the Committee. Notwithstanding any other provision hereof or of any applicable instrument of grant, the Committee may (i) accelerate or waive any condition to the Vesting of any Award, all Awards, any class of Awards or Awards held by any group of Participants or (ii) if the Committee has reason to believe that grounds exist to terminate a Participant’s employment for Cause, suspend the right of a Participant to exercise any Vested Award or receive payment in settlement of any Vested Award pending resolution of such matter by the Company, provided, however, that the Committee shall not have or exercise any discretion under this Section 5(c) or any other provision of the Plan (x) that would permit or result in Vesting of an Award (or portion thereof) prior to the first anniversary of the Effective Date of such Award (except in the event of a Participant’s death) or (y) to modify the terms or conditions of any Performance Criteria or waive the satisfaction thereof with respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

          (d) No Repricing. The Subscription Price for Shares subject to any Award of Options and any related Tandem SARs and the Base Price for Shares subject to any Award of Stand-Alone SARs may not be reduced after the Effective Date of the Award thereof, either directly or indirectly, without prior shareholder approval, except for adjustments pursuant to Section 11 of the Plan.

          (e) Deferral of Payment or Other Settlement of Vested Awards. The terms and conditions applicable to any Award (or portion thereof) granted to a Participant who is subject to taxation under the Code and that constitutes “deferred compensation” subject to Section 409A of the Code are intended to comply with Section 409A of the Code. The terms of any such Award (or portion thereof) permitting the deferral of payment or other settlement thereof or providing for settlement in cash in lieu of Shares shall be subject to such requirements and shall be administered in such manner as the Committee may determine to be necessary or appropriate to comply with the applicable provisions of Code Section 409A as in effect from time to time.

     Section 6. Stock Options

          (a) General. The Committee may from time to time grant one or more Awards of Options to key employees of the Company on such terms and conditions, consistent with the Plan, as the Committee shall determine. The instrument of grant evidencing an Award of Options shall specify the Subscription Price for each Share subject to such Option, the maximum term of such Option, whether Tandem SARs are granted with respect to all or any such Options and whether such Options (or any portion thereof) are intended to qualify as Incentive Stock Options.

          (b) Vesting Terms. Options granted under the Plan shall become Vested at such times, in such installments and subject to such terms and conditions consistent with Section 5(b) hereof (including satisfaction of Performance Criteria and/or continued employment) as may be determined by the Committee and set forth in the applicable instrument of grant.

          (c) Subscription Price. The Subscription Price for each Share subject to an Option shall not be less than 100% of the Market Value of a Share on the Effective Date of the Award of such Option. The Subscription Price shall be stated and payable in Canadian dollars, if a Canadian Award, and in United States dollars, if a U.S. Award.

          (d) Exercise of Vested Options. Vested Options may be exercised in accordance with such procedures as may be established by the Committee, including procedures permitting the exercise of Options through a broker-assisted sale and remittance program authorized by the Committee. The Participant must pay or satisfy, in accordance with the terms of this Subsection (d) and Section 15(b), the full amount of the Subscription Price and withholding amounts with respect to such exercise and the Company may require as a condition to such exercise and/or the issuance or delivery of Shares to a Participant upon the Participant’s payment or satisfaction of such amounts in full in accordance with this Section 6(d) and Section 15(b) hereof. The Subscription Price shall be payable on exercise of a Vested Option:

     (i) in Canadian dollars, if a Canadian Award, or in United States dollars, if a U.S. Award, unless the Committee determines otherwise, and may be paid in cash, or by wire transfer, certified cheque, banker’s cheque or bank draft or other similar methods of cash equivalent payment acceptable to the Committee or any combination thereof;

     (ii) by the surrender and transfer of Shares then owned by the Participant to such Person as the Committee may direct;

     (iii) by the withholding of Shares otherwise issuable upon exercise of such Vested Option or by payment pursuant to a broker-assisted sale and remittance program authorized by the Committee; or

     (iv) in any combination of the foregoing.

     Shares surrendered or withheld in accordance with clause (ii) or (iii) of this Subsection (d) shall be valued at the Market Value thereof on the date of exercise, determined in Canadian dollars if used to purchase a Share subject to a Vested Canadian Award or in United States dollars if used to purchase a Share subject to a Vested U.S. Award. The Committee may impose, at any time, such limitations and prohibitions on the use of Shares in payment of the Subscription

Price as it deems appropriate and shall determine acceptable methods of surrendering or withholding Shares as payment of the Subscription Price.

          (e) Option Period. Unless the Committee provides for a shorter option period at or after the Effective Date of an Award of Options and subject to Section 9 hereof, all or any part of the Options covered by an Award shall, to the extent Vested, be exercisable, from time to time, within the period commencing on the date such Option or part thereof becomes Vested and ending on the day prior to the tenth anniversary of the Effective Date of such Award.

          (f) Incentive Stock Options. Options intended to qualify as Incentive Stock Options may only be granted to employees of the Company within the meaning of the Code, as determined by the Committee. No Incentive Stock Option shall be granted to any Participant if immediately after the grant of such Award, such Participant would own stock, including stock subject to outstanding Awards held by such Participant under the Plan or any other plan established by the Company, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company. To the extent that the instrument of grant evidencing the Award of an Option specifies that an Option is intended to be treated as an Incentive Stock Option, the Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Company that the Option is or will be determined to qualify as an Incentive Stock Option. If and to the extent that the aggregate Subscription Price of Options subject to any portion of any Award of Incentive Stock Options that become Vested in any calendar year exceeds the $100,000 limitation of Section 422 of the Code, such Options shall not be treated as Incentive Stock Options notwithstanding any designation otherwise. Certain decisions, amendments, interpretations or other actions by the Committee and certain actions by a Participant may cause an Option to cease to qualify as an Incentive Stock Option pursuant to the Code and, by accepting an Award of Options hereunder, the Participant thereby consents and agrees in advance to any such disqualifying action.

     Section 7. Stock Appreciation Rights

          (a) General. The Committee may from time to time grant one or more Awards of Stock Appreciation Rights to key employees of the Company on such terms and conditions, consistent with the Plan, as the Committee shall determine.

          (b) Tandem SARs. (i) Tandem SARs may be granted at or after the Effective Date of the related Award of Options, and each Tandem SAR shall be subject to the same terms and conditions and denominated in the same currency as the Option to which it relates and the additional terms and conditions set forth in this Section 7.

     (ii) On exercise of a Tandem SAR, the related Option shall be cancelled and the Participant shall be entitled to an amount in settlement of such Tandem SAR calculated and in such form as provided in Subsection (d) below.

     (iii) Tandem SARs may be exercised only if and to the extent the Options related thereto are then Vested and exercisable and shall be exercised in accordance with such procedures as may be established by the Committee.

          (c) Stand-Alone SARs. (i) Stand-Alone SARs granted under the Plan shall become Vested at such times, in such installments and subject to such terms and conditions consistent with Section 5(b) hereof (including satisfaction of Performance Criteria and/or continued employment) as may be determined by the Committee and set forth in the applicable instrument of grant.

     (ii) The Base Price for each Share subject to a Stand-Alone SAR shall not be less than 100% of the Market Value of a Share on the Effective Date of the Award of such Stand-Alone SAR.

     (iii) Unless the Committee provides for a shorter period at or after the Effective Date of an Award of Stand-Alone SARs and subject to Section 9 hereof, all or any part of the Stand-Alone SARs covered by an Award shall, to the extent Vested, be exercisable, from time to time, within the period commencing on the date such Stand-Alone SARs or part thereof becomes Vested and ending on the day prior to the tenth anniversary of the Effective Date of such Award.

          (d) Exercise and Settlement. Upon exercise thereof and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 15(b) hereof, Stock Appreciation Rights (and, in the case of Tandem SARs, the related Options) shall be settled by payment or delivery, in cash, Shares or any combination thereof, as determined by the Committee, of an aggregate amount equal to:

          the product of

(A)	the excess of the Market Value of a Share on the date of exercise over the Subscription Price or Base Price for a Share under the applicable Stock Appreciation Right,

          multiplied by

(B)	the number of Stock Appreciation Rights exercised.

     Any cash payment in settlement of a Stock Appreciation Right shall be payable in Canadian dollars, if made with respect to a Canadian Award, and in United States dollars, if made with respect to a U.S. Award. To the extent any portion of Stock Appreciation Rights are settled in Shares, such settlement shall be made by delivery of the greatest number of Shares having a Market Value on the date of exercise equal to the amount so settled.

     Section 8. Restricted Stock Units and Performance Stock Units

          (a) General. The Committee may from time to time grant one or more Awards of Restricted Stock Units and/or Performance Stock Units to key employees of the Company on such terms and conditions, consistent with the Plan, as the Committee shall determine.

          (b) Vesting Terms. Restricted Stock Units and/or Performance Stock Units shall become Vested at such times, in such installments and subject to such terms and conditions consistent with Section 5(b) hereof as may be determined by the Committee and set forth in the applicable instrument of grant, provided that the conditions to Vesting of Restricted Stock Units shall be based on the Participant’s continued employment, without regard to the satisfaction of any Performance Criteria, and the conditions to Vesting of Performance Stock Units shall be based on the satisfaction of Performance Criteria either alone or in addition to any other Vesting conditions as may be determined by the Committee consistent with Section 5(b) hereof.

          (c) Settlement. Unless deferral of payment in settlement of Restricted Stock Units and/or Performance Stock Units is permitted or required under the terms of the Award thereof, Restricted Stock Units and Performance Stock Units shall be settled upon or as soon as reasonably practicable following the Vesting thereof, subject to payment or other satisfaction of all related withholding obligations in accordance with Section 15(b) hereof. Settlement shall be made in cash, Shares or any combination thereof, as determined by the Committee. Settlement of Restricted Stock Units and/or Performance Stock Units in Shares shall be made by delivery of one Share for each such Restricted Stock Unit or Performance Stock Unit then being settled. Settlement of Restricted Stock Units or Performance Stock Units in cash shall be made by payment of an aggregate amount equal to:

          the product of

(A)	the Market Value of a Share on the applicable settlement date specified by the Committee,

          multiplied by

(B)	the number of Restricted Stock Units or Performance Stock Units then being settled.

          Any cash payment in settlement of Restricted Stock Units or Performance Stock Units shall be payable in Canadian dollars, if made with respect to a Canadian Award, and in United States dollars, if made with respect to a U.S. Award.

          (d) Dividend Equivalents. The terms of an Award of Restricted Stock Units or Performance Stock Units may include provision for the accrual of dividend equivalent amounts with respect to cash dividends paid in the ordinary course to shareholders in respect of outstanding Shares. If the Committee determines that dividend equivalent amounts will be accrued in respect of Restricted Stock Units or Performance Stock Units subject to an Award, if and when cash dividends are paid with respect to Shares (other than any extraordinary dividend) to shareholders of record as of a record date occurring during the period from the Effective Date of the applicable Award to the date of settlement thereof, a number of additional Restricted Stock Units or Performance Stock Units, as the case may be, shall be granted to the holder of such Award equal to the greatest number of whole Shares having a Market Value, as of the payment date for such dividend, equal to the product of (i) the cash dividend paid with respect to a Share multiplied by (ii) the number of Restricted Stock Units or Performance Stock Units subject to such Award as of the record date for the dividend. The additional Restricted

Stock Units or Performance Stock Units granted to a Participant shall be subject to the same terms and conditions, including Vesting and settlement terms, as the corresponding Restricted Stock Units or Performance Stock Units, as the case may be. The Committee may provide that, in lieu of the grant of additional Restricted Stock Units or Performance Stock Units, dividend equivalent amounts may be accrued and paid in cash, at the time and on the same terms and conditions, of settlement of the corresponding Restricted Stock Units or Performance Stock Units, as the case may be.

     Section 9. Consequences of Termination.

          (a) Options/Stock Appreciation Rights. Unless otherwise determined by the Committee, outstanding Options and/or Stock Appreciation Rights held by a Participant (or the executors or administrators of such Participant’s estate, any person or persons who acquire the right to exercise Options and/or Stock Appreciation Rights directly from the Participant by bequest or inheritance or any other permitted transferee of the Participant under Section 10 hereof) as of the Participant’s Date of Termination shall be subject to the following clauses (i) though (iv), as applicable; except that, (x) in all events, the period for exercise of Options and/or Stock Appreciation Rights shall end no later than the last day of the maximum term thereof established under Section 6(e) or 7(c)(iii), as applicable, and (y) unless otherwise determined by the Committee, any outstanding Options and/or Stock Appreciation Rights that are subject to Vesting conditions based in whole or part upon the satisfaction of Performance Criteria and that have not become Vested prior to the Participant’s Date of Termination shall immediately be cancelled and forfeited and all rights and interests of the holder or beneficiary thereof shall thereupon terminate, in all cases, for no consideration.

     (i) In the case of a Participant’s Termination due to Retirement, (x) those of the Participant’s outstanding Options and/or Stock Appreciation Rights that have become Vested prior to the Participant’s Date of Termination shall continue to be exercisable during the period ending on the three (3) year anniversary of the Date of Termination and (y) those of the Participant’s outstanding Options and/or Stock Appreciation Rights that have not become Vested prior to the Participant’s Date of Termination shall become Vested and exercisable as of the later of the Date of Termination and the one year anniversary of the Effective Date of the Award thereof and thereafter shall continue to be exercisable for the remaining portion of the period ending on the three (3) year anniversary of the Date of Termination.

     (ii) In the case of a Participant’s Termination due to death, (x) those of the Participant’s outstanding Options and/or Stock Appreciation Rights that have not become Vested prior to the Participant’s Date of Termination shall become Vested and exercisable as of the Date of Termination and (y) all of the Participant’s outstanding Options and/or Stock Appreciation Rights shall continue to be exercisable during the period ending on the two (2) year anniversary of the Date of Termination.

     (iii) In the case of a Participant’s Termination due to the Participant’s resignation or the Participant’s Termination Without Cause, (x) those of the Participant’s outstanding Options and/or Stock Appreciation Rights that have not become Vested prior to the Date of Termination shall be forfeited and cancelled as of such Date of

Termination and (y) those of the Participant’s outstanding Options and/or Stock Appreciation Rights that have become Vested prior to the Participant’s Date of Termination shall continue to be exercisable during the ninety (90) day period following such Date of Termination.

     (iv) In the case of a Participant’s Termination due to a Qualifying Termination Without Cause, (x) those of the Participant’s outstanding Options and/or Stock Appreciation Rights that have become Vested prior to the Participant’s Date of Termination shall continue to be exercisable during the Participant’s Extension Period and during the period ending ninety (90) days immediately following the last day of such Extension Period, (y) those of the Participant’s outstanding Options and/or Stock Appreciation Rights that have not become Vested prior to the Participant’s Date of Termination but would have become Vested during the Participant’s Extension Period subject only to the Participant’s continued employment with the Company for all or a portion of the Extension Period shall remain outstanding and shall become Vested and exercisable as of the scheduled date for Vesting as if the Participant’s employment had continued during the Extension Period, and thereafter shall continue to be exercisable during the remaining portion of the Extension Period and the ninety (90) day period immediately following the last day of the Extension Period and (z) subject to the proviso below, all other outstanding Options and/or Stock Appreciation Rights shall be forfeited and cancelled as of the Participant’s Date of Termination; provided however that if a Participant subject to this clause (iv) would have qualified for Retirement had his or her employment with the Company continued for all or a portion of the Participant’s Extension Period, the rights of such Participant (or any permitted transferee thereof) with respect to his or her outstanding Options and/or Stock Appreciation Rights shall be governed by clause (i) of this Section 9 effective as of the date the Participant would have first qualified for Retirement.

Options and/or Stock Appreciation Rights that are not exercised prior to the expiration of the exercise period following a Participant’s Date of Termination permitted under this Section 9(a) shall automatically expire on the last day of such period.

          (b) Restricted Stock Units and Performance Stock Units. Unless otherwise determined by the Committee, upon a Participant’s Termination for any reason, any then outstanding Restricted Stock Units and Performance Stock Units that have not become Vested prior to the Participant’s Date of Termination shall immediately be cancelled and forfeited and all rights and interests in respect of such Restricted Stock Units and Performance Stock Units of the Participant (and the executors and administrators of such Participant’s estate, any person or persons acquiring any interest directly from the Participant by bequest or inheritance and any other permitted transferee of the Participant under Section 10 hereof)) shall thereupon terminate, in all cases, for no consideration.

          (c) Termination for Cause. Notwithstanding any other provision hereof or in any instrument of grant, in the case of a Participant’s Termination for Cause, any and all then outstanding Awards granted to the Participant, whether or not Vested, shall be immediately forfeited and cancelled, without any consideration therefore, as of the commencement of the day that notice of such termination is given.

     Section 10. Transferability.

          (a) Transfer Restrictions. Unless otherwise provided in the instrument of grant evidencing an Award, no Award, and no rights or interests therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Participant other than by testamentary disposition by the Participant or the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process including without limitation seizure for the payment of the Participant’s debts, judgments, alimony or separate maintenance.

          (b) Permitted Transfers. Notwithstanding the foregoing, the Committee may provide in the applicable instrument of grant that an Award is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to the Participant’s spouse, former spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, persons having one of the foregoing types of relationship with a Participant due to adoption and any entity in which these persons (or the Participant) own more than fifty percent of the voting interests and (b) to an entity in which more than fifty percent of the voting interests are owned by these persons (or the Participant) in exchange for an interest in that entity. Following any such transfer or assignment, the Award shall remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the Committee shall determine appropriate, and, as a condition to such transfer, the transferee shall execute an agreement agreeing to be bound by such terms. An Incentive Stock Option may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment or transfer that does not qualify under this Section 10 shall be void and unenforceable against the Company.

     Section 11. Alteration of Share Capital.

          (a) No Corporate Action Restriction. The existence of the Plan and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board of Directors or the shareholders of Nortel to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the capital structure or business of any Company, (ii) any merger, consolidation, amalgamation or change in ownership of any Company, (iii) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the capital stock of any Company or the rights thereof, (iv) any dissolution or liquidation of any Company, (v) any sale or transfer of all or any part of the assets or business of any Company or (vi) any other corporate act or proceeding with respect to any Company. No Participant or any other Person shall have any claim against any member of the Board of Directors or the Committee, or any Company or any employees, officers or agents of any Company as a result of any such action.

          (b) Recapitalization Adjustment.

     (i) In the event that (A) a dividend shall be declared upon the Shares or other securities of Nortel payable in Shares or other securities of Nortel, (B) the outstanding Shares shall be changed into or exchanged for a different number or kind of shares or other securities of Nortel or of another corporation or entity, whether through an arrangement, plan of arrangement, amalgamation or other similar statutory procedure or a share recapitalization, subdivision, consolidation or otherwise, (C) there shall be any change, other than those specified in (A) or (B) above, in the number or kind of outstanding Shares or of any shares or other securities into which such Shares shall have been changed or for which they shall have been exchanged, or (D) there shall be a distribution of assets or shares to shareholders of Nortel out of the ordinary course of business, then, if the Board of Directors shall determine that an adjustment in the number or kind of Shares theretofore authorized but not yet covered by Awards, in the number or kind of Shares theretofore subject to outstanding Awards, in the Subscription Price or Base Price applicable under any outstanding Awards, in the number or kind of Shares generally available for Awards or available in any calendar year under the Plan and/or such other adjustment as may be appropriate should be made, such adjustment shall be made by the Board of Directors and shall be effective and binding for all purposes.

     (ii) In the case of any such adjustment as provided for in this Section, the Subscription Price or Base Price shall be adjusted appropriately to reflect such adjustment. No adjustment provided for in this Section shall require Nortel to issue a fractional Share and the total adjustment with respect to each outstanding Award shall be limited accordingly.

     (iii) Any adjustment made pursuant to this Section with respect to the terms of an Option shall require a similar modification with respect to the terms of the Stock Appreciation Right to which such Option relates.

     Section 12. Amendment and Termination From time to time the Board of Directors may, in addition to its powers under the Plan, add to or amend any of the provisions of the Plan or suspend or terminate the Plan or amend the terms of any then outstanding Award granted under the Plan or its related instrument of grant; provided, however, that (a) no such amendment, suspension or termination shall be made at any time to the extent such action would materially adversely affect the existing rights of a Participant with respect to any then outstanding Award without his or her consent in writing, provided that the Committee may amend the terms of, or suspend or terminate, an Award of Incentive Stock Options at any time after the Effective Date of such Award in a manner that results or could result in the failure of such Options to qualify or continue to qualify as “incentive stock options” within the meaning of Section 422 of the Code without the consent of the Participant, and (b) Nortel shall obtain shareholder approval of any amendment that the Company determines constitutes a material amendment within the meaning of the applicable rules of the NYSE (other than an amendment pursuant to the adjustment provisions of Section 11), and such amendment shall become effective only upon shareholder approval thereof, including, without limitation, any such amendment that would:

     (i) increase the maximum number of Shares for which Awards may be granted under the Plan;

     (ii) reduce the Subscription Price or Base Price at which Options or Stock Appreciation Rights may be granted below the price provided for in Sections 6(c) and 7(c);

     (iii) reduce the Subscription Price or Base Price of outstanding Options or Stock Appreciation Rights;

     (iv) extend the term of the Plan or the maximum term of Options granted under the Plan;

     (v) change the class of persons eligible for grants of Awards under the Plan;

     (vi) increase the limits in Section 4;or

     (vii) a change which would permit all or any portion of an Award to become Vested prior to the first anniversary of the Effective Date of such Award, other than in the event of the death of a Participant.

     Section 13. Regulatory Approval. Notwithstanding anything herein to the contrary, Nortel shall not be obligated to cause to be issued any Shares or cause to be issued and delivered any certificates evidencing Shares pursuant to the Plan, unless and until Nortel is advised by its legal counsel that the issuance and delivery of the Shares and such Share certificates is in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities in Canada, the United States and any other applicable jurisdiction, and the requirements of the Stock Exchanges. Nortel shall in no event be obligated to take any action in order to cause the issuance or delivery of Shares or such certificates to comply with any such laws, regulations, rules, orders or requirements. The Committee may require, as a condition of the issuance and delivery of such Shares or certificates and in order to ensure compliance with such laws, regulations, rules, orders and requirements, that the Participant, or any permitted transferee of the Participant under Section 9 hereof or, after his or her death, the Participant’s estate, as described in Section 9 hereof, make such covenants, agreements and representations as the Committee deems necessary or desirable.

     Section 14. No Additional Rights. No Person shall have any claim or right to be granted Awards under the Plan, and the grant of any Awards under the Plan shall not be construed as giving a Participant any right to continue in the employment of the Company or affect the right of the Company to terminate the employment of a Participant. Unless otherwise determined by the Committee, neither any period of notice, if any, nor any payment in lieu thereof, upon Termination shall be considered as extending the period of employment for the purposes of the Plan.

     Section 15. Miscellaneous Provisions.

          (a) Shareholder Rights. A Participant shall not have the right or be entitled to exercise any voting rights, receive any dividends or have or be entitled to any other rights as a shareholder in respect of Shares subject to an Award unless and until such Shares have been paid for in full and issued and certificates therefor have been issued to the Participant. A Participant entitled to Shares as a result of the exercise of an Option or Stock Appreciation Right or the settlement of a Restricted Stock Unit or a Performance Stock Unit shall not be deemed for any purpose to be, or have any such rights as a shareholder of Nortel by virtue of such exercise or settlement, except to the extent a Share certificate is issued therefor and then only from the date such certificate is issued. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such share certificate is issued, other than adjustments for dividend equivalent amounts to the extent provided under Section 8(d) hereof.

          (b) Withholding. The Company may withhold from any amount payable to a Participant, either under this Plan or otherwise, such amount as may be necessary so as to ensure that the Company will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or that any other required deductions are paid or otherwise satisfied, including withholding of the amount, if any, includable in the income of a Participant. The Company shall also have the right in its discretion to satisfy any such liability for withholding or other required deduction amounts by retaining or acquiring any Shares, or retaining any amount payable, which would otherwise be issued or delivered, provided or paid to a Participant hereunder. The Company may require a Participant, as a condition to exercise of an Option or Stock Appreciation Right or the settlement of a Restricted Stock Unit or a Performance Stock Unit, to pay or reimburse the Company for any such withholding or other required deduction amounts related to the exercise of Options or Stock Appreciation Rights or settlement of Restricted Stock Units or Performance Stock Units.

          (c) Governing Law. The Plan, all instruments of grant evidencing Awards granted hereunder and any other agreements or other documents relating to the Plan shall be interpreted and construed in accordance with the laws of the Province of Ontario, except to the extent the terms of the Plan or of any supplement or appendix to the Plan expressly provides for application of the laws of another jurisdiction. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in the Plan, in any instrument of grant evidencing Awards granted hereunder or in any other agreement or document relating to the Plan to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

          (d) Compliance with Laws of Other Jurisdictions. Awards may be granted to Participants who are citizens or residents of a jurisdiction other than Canada or the United States on such terms and conditions different from those under the Plan as may be determined by the Committee to be necessary or advisable to achieve the purposes of the Plan while also complying with applicable local laws, customs and tax practices, including any such terms and conditions as may be set forth in any supplement or appendix to the Plan intended to govern the terms of any such Award. In no event shall the eligibility, grant, exercise or settlement of an Award constitute a term of employment, or entitlement with respect to employment, of any employee.

     Section 16. Effective Date and Term of Plan.

          (a) Effective Date. The Plan, and any amendments to the Plan, shall become effective upon its or their adoption by the Board of Directors, subject to approval by the shareholders of Nortel at the next annual meeting of shareholders of Nortel or any adjournment thereof, if required. If the shareholders do not approve the Plan, or any amendments to the Plan requiring shareholder approval, the Plan or such amendments shall not be effective, and any and all actions taken prior thereto, including the making of any Awards subject to such approval being obtained, shall be null and void or shall, if necessary, be deemed to have been fully rescinded.

          (b) Termination. The Plan shall terminate on the date determined by the Board of Directors pursuant to Section 12 hereof and no Awards may become effective under the Plan after the date of termination, but such termination shall not affect any Awards that became effective pursuant to the Plan prior to such termination. No Awards may be made after the tenth anniversary of the effective date of the Plan.